January 10, 2000



Mr. Douglas Jacoby
8 Nashua Avenue
Marblehead, MA  01945

Dear Doug:

     As we discussed, Millipore and you have agreed that it is in our mutual best interest for the Company to accept your resignation as Corporate Vice President. Accordingly, we further agree as follows:

     1. Your termination date will be the close of business on January 10, 2000 ("Severance Date").

     2. You will receive severance in the amount of two years of your current total annual target cash compensation
($507,000 per year) payable in 52 bi-weekly installments commencing on January 27, 2000 and ending on January 10, 2002, the salary continuation period.

     3. All unvested stock options previously granted to you shall become immediately vested as of January 11, 2000.
All of your options must be exercised, if at all, no later than one year after the Severance Date. All restricted stock previously granted to you shall become free of all restrictions on January 11, 2000.

     4. During the salary continuation period, so long as you remain unemployed, you will be eligible to continue your medical and dental benefits by continuing to pay the premium paid by Millipore employees. All other benefits provided to employees who are actively employed by Millipore (other than those described in paragraph 3 above) will terminate on the Severance Date, except that you will be able to convert your group term life insurance coverage (excluding the accidental death and dismemberment portion of such insurance) and long term disability insurance within thirty-one (31) days after your Severance Date, in accordance with the terms of those plans. Prior to the end of the salary continuation period, you will be provided information necessary to convert your medical and dental benefits as provided by the Comprehensive Budget Reconciliation Act (COBRA) by paying the COBRA premium rate to the Company.

     5. We will make up to 12 months of outplacement services available to you, at no cost with a mutually acceptable firm.

     6. From the Severance Date until January 10, 2002, you shall not become employed by or act as a consultant for any company or other person or organization who competes with Millipore. Notwithstanding the preceding sentence, Millipore's will agree to your becoming employed by or acting as a consultant to a competitor, if, in its sole discretion, it believes that you can do so without making use of or revealing any confidential proprietary information of Millipore.

     7. Except for your family and legal and financial advisors: you will keep the terms of this Agreement confidential, you will not disclose to third parties the nature or circumstances surrounding your termination, and you will not speak disparagingly of Millipore, its products or business practices to any third party.

     8. You agree to hold in confidence any and all confidential and proprietary information of Millipore to which you have had access during the course of your employment.

     9.   You will execute the attached general release.
(In the event that you revoke the general release per its terms, this letter agreement will be deemed to be revoked as well.)

     If the above accurately reflects our agreement in the above matter, please sign, date and return the enclosed copy of this letter as well as the general release. You have 21 days from the Severance Date to consider whether you wish to sign this letter agreement and the general release. In addition, you will have seven days after you sign them to revoke your acceptance of both. You are encouraged to consult with an attorney with respect to the matter of your termination and this agreement.

Very truly yours,
MILLIPORE CORPORATION



C. William Zadel
President and Chief Financial Officer




_______________________  _________________
Douglas Jacoby           Dated


                General Release of All Claims


      This General Release of All Claims (referred to as the "General Release") given by Douglas Jacoby to MILLIPORE CORPORATION and its parents, subsidiaries, affiliates, agents, officers, directors and employees, and all of their predecessors and successors (all referred to as "Millipore" or "the Company").

      Effective January 10, 2000 ("Termination Date") I acknowledge the termination of my employment with Millipore and I agree that my employment and the termination from that employment shall not give rise to any claim on my part against Millipore.

      In exchange for this General Release, Millipore has provided to me good and valuable consideration (described in the attached letter agreement dated January 10, 2000) the receipt and adequacy of which is hereby acknowledged.

I hereby agree to forever discharge Millipore, from all debts, demands, actions, causes of action, suits, accounts, covenants, agreements, damages, expenses, compensation, claims for attorneys' fees and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, which may result from the existing state of things, or which may be considered to be of a continuing nature, more especially on account of, but not limited to, any matters in any way relating to or stemming from my employment by Millipore, or the termination thereof, and all circumstances relating thereto or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including without limitation all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the
Worker Adjustment and Retraining Notification Act; the Family Medical Leave Act and Mass. G.L., c. 151B, Mass. G.L., c. 12, 11H and 11I, Mass. G.L., c. 93, 102 & 103,
all as may have been amended, which I ever had or may have as of the date I sign this Agreement.

     I also understand that this General Release constitutes a binding legal obligation on my part, and that after signing it, I will not be able to bring suit or make any other kind of claim against Millipore or anyone else with respect to any matter arising out of my employment with Millipore or the termination of that employment.

      This General Release (and the January 10, 2000 letter agreement) represents my entire agreement and understanding with Millipore, and there are no other written or oral agreements or understandings on this subject.

     This General Release shall be governed by and its terms construed in accordance with the laws of the Commonwealth of Massachusetts.

     I HAVE READ AND UNDERSTAND THE CONTENTS OF THIS GENERAL RELEASE. I HAVE BEEN GIVEN AT LEAST 21 DAYS FROM THE
TERMINATION DATE SET FORTH ABOVE TO CONSIDER IT (AND THE JANUARY 10, 2000 LETTER AGREEMENT) AND I HAVE BEEN SPECIFICALLY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT. NO PROMISES OR REPRESENTATIONS OF ANY KIND HAVE BEEN MADE TO ME ABOUT IT. I HAVE EXECUTED IT VOLUNTARILY AND OF MY OWN FREE WILL, WITHOUT COERCION AND WITH FULL KNOWLEDGE OF WHAT IT MEANS TO DO SO.

      This General Release (and the January 10, 2000 letter agreement) may be revoked by me within seven days of the date listed below by delivering written notice of revocation to C. William Zadel, Millipore Corporation, 80 Ashby Road, Bedford, MA 01730, after which it shall be irrevocable.



                              ____________________________
                              Douglas Jacoby



                              Dated:________________________